Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Amendment No. 2 to Preliminary Pricing Supplement No. 68
dated August 15, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – August 17, 2006

Corporate Portfolio Trigger Securities due September 20, 2013
Linked to the Common Stocks of 100 North American Companies

Issue Price	:	$200 per Security

Aggregate Principal Amount	:	$2,020,000

Coupon Payments	:	None

Valuation Date	:	September 18, 2007, subject to adjustment by the Calculation Agent.

Trade Date	:	August 17, 2006

Settlement Date	:	August 24, 2006

Listing	:	None

CUSIP	:	61748UAB8

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$6.00 per Security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837

Amendment No. 2 to Preliminary Pricing Supplement No. 68, dated August 15, 2006
Series F Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006